Exhibit 10.1

GRANITE POINT MORTGAGE TRUST INC.

DIRECTOR COMPENSATION POLICY

This Director Compensation Policy (this “Policy”) of Granite Point Mortgage Trust Inc. (the “Company”) sets forth the compensation payable to the independent directors of the Company for their service as a member of the Board of Directors (the “Board”) of the Company and committees thereof:

The Company will pay director fees only to those non-employee members of the Board who are independent (each an “Independent Director”) under the listing standards of the New York Stock Exchange (the “NYSE”). The Company’s goal is to provide compensation for its Independent Directors in a manner that enables it to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The Company also seeks to align the interests of its Independent Directors and its stockholders and has chosen to do so by compensating its Independent Directors with a mix of cash and equity-based compensation.

For each one-year term served on the Board, the Independent Directors will be paid for their service on the Board and its committees through a combination of “Cash Retainers, “Restricted Stock Units,” and “Long-Term Cash,” as such terms are described below, in the following amounts:

	Cash Retainers	Restricted Stock Units	Long-Term Cash
Board Service
Independent Chair	$160,000	$80,000	$80,000
Other Directors	$100,000	$50,000	$50,000
Audit Committee Service
Chair	$10,000	$10,000	—
Other Members	$5,000	$5,000	—
Compensation Committee Service
Chair	$6,250	$6,250	—
Other Members	$3,750	$3,750	—
Nominating and Corporate Governance Committee Service
Chair	$6,250	$6,250	—
Other Members	$3,750	$3,750	—

Cash Retainers

The Company shall pay all Cash Retainers hereunder on a quarterly basis in arrears no later than 30 days after the end of the applicable calendar quarter, subject to the director’s continued service to the Company as an Independent Director in such positions(s) through the last day of the preceding quarter. Cash retainers will be prorated in the case of service for less than the entire quarter.

Restricted Stock Units

Each Independent Director shall receive an annual equity award with a cash value as specified above in the form of Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated 2022 Omnibus Incentive Plan, or such successor plan as has been approved by the Board and adopted by the Company’s stockholders (the “Plan”). Unless an Independent Director is appointed to serve on the Board for a partial term, the RSUs granted hereunder shall have a grant date of the date of the Company’s annual meeting of stockholders at which such director was elected or re-elected to serve by stockholders. The number of RSUs granted hereunder to an Independent Director shall be determined by dividing (x) the aggregate cash value of all RSUs applicable to such director for such period by (y) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) for a share of the Company’s common stock on the NYSE on the date of grant, rounded down to the nearest whole number.

The RSUs granted to Independent Directors hereunder shall have a one-year vesting period, subject to continued service through the vesting date, shall include dividend equivalent rights and shall be subject to the terms and conditions of the Plan and the terms of the applicable restricted stock unit agreement (the “Award Agreement”) entered into between the Company and each Independent Director in connection with such equity-based retainers.

If an Independent Director is appointed to serve on the Board for a partial term, the cash value of the RSUs that such director is eligible to receive hereunder will be prorated from the date of appointment through the date of the Company’s next annual meeting of stockholders. The RSUs granted with respect thereto shall be granted on the date such director joins the Board, shall vest on the first anniversary of the Company’s immediately preceding annual meeting of stockholders, subject to continued service on the Board through such vesting date, shall include dividend equivalent rights and shall be subject to the terms and conditions of the Plan and the applicable Award Agreement.

If an Independent Director’s service on the Board terminates for any reason other than due to death or disability, the RSUs held by the director at such time shall vest in a number that is prorated to reflect the proportionate number of days served during the applicable board term up to and including the date of termination. If an Independent Director’s service on the Board terminates due to death or disability, then the RSUs held by the director at such time shall fully vest without proration. The RSUs that vest in accordance with this paragraph shall be settled in accordance with the terms and conditions of the Plan and applicable Award Agreement.

Notwithstanding the foregoing, for each Independent Director who remains in continuous service until immediately prior to a Change of Control (as defined in the Plan), the RSUs held by the director at such time will become fully vested upon the Change of Control.

Long-Term Cash

Each Independent Director shall receive an annual Long-Term Cash award under the Plan in the amount specified above. Unless an Independent Director is appointed to serve on the Board for a partial term, the Long-Term Cash to be paid hereunder shall be granted on the date of the Company’s annual meeting of stockholders at which such director was elected or re-elected to serve by stockholders. The Long-Term Cash awarded to Independent Directors hereunder shall have a one-year vesting period, subject to continued service through the vesting date.

If an Independent Director is appointed to serve on the Board for a partial term, the amount of Long-Term Cash that such director is eligible to receive hereunder will be prorated from the date of appointment through the date of the Company’s next annual meeting of stockholders. The Long-Term Cash to be paid hereunder shall be granted on the date such director joins the Board, shall vest on the first anniversary of the Company’s immediately preceding annual meeting of stockholders, and shall be subject to continued service on the Board through such vesting date.

If an Independent Director’s service on the Board terminates for any reason, other than due to death or disability, the Long-Term Cash held by the director at such time shall vest in an amount that is prorated to reflect the proportionate number of days served during the applicable board term up to and including the date of termination. If an Independent Director’s service on the Board terminates due to death or disability, then the Long-Term Cash held by the director at such time shall fully vest without proration.

Notwithstanding the foregoing, for each Independent Director who remains in continuous service until immediately prior to a Change of Control (as defined in the Plan), the Long-Term Cash held by the director at such time will become fully vested upon the Change of Control.

Any Long-Term Cash vested and payable hereunder shall be paid by the Company no later than 30 days after vesting.

Expense Reimbursement

All Independent Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. The Company shall make expense reimbursements to all Independent Directors within a reasonable amount of time, but no later than 30 days, following submission by the director of reasonable written substantiation for the expenses.

Last Approved by the Board: June 4, 2026

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